Exhibit 10.2

Subject:  Additional Information Regarding Your Restricted Stock Grant

Dear «FIRST_NAME»,

This letter supplements your restricted stock agreement dated [GRANT DATE] with respect to your grant of [NUMBER] shares of restricted stock.

This letter is to notify you that, should you terminate employment with HP on or before October 31, 2007 and you are eligible to participate in and receive a severance payment under a Company-approved severance program, including, but not limited to, the Hewlett-Packard Company Severance Plan for Executive  Officers, the Hewlett-Packard Company Voluntary Severance Incentive Plan, the Hewlett-Packard Company Workforce Restructuring Severance Plan or a mutual separation agreement (collectively, the “Severance Plans”), then any severance payment due to you under any of the Severance Plans will be offset by the grant date fair market value of restricted stock granted on [GRANT DATE] that has previously vested on or before the date of your termination of employment.  In addition, you will forfeit any such restricted stock that has not previously vested on or before such date.  Finally, notwithstanding any prior or subsequent approval of restricted stock treatment for participants in the Severance Plans, vesting for your unvested restricted stock granted on [GRANT DATE] shall not be prorated.

Additional information relating to your restricted stock grant is available in your restricted stock agreement.

Sincerely,

Robert P. Wayman

Chief Executive Officer and Chief Financial Officer